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October 13, 2017

Nuveen Large Cap Core Plus Fund

333 West Wacker Drive

Chicago, Illinois 60606

Nuveen Large Cap Core Fund

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Reorganization of Nuveen Large Cap Core Plus Fund into Nuveen Large Cap Core Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) of Nuveen Large Cap Core Plus Fund (the “Target Fund”), a series of Nuveen Investment Trust, a Massachusetts business trust (the “Company”), and Nuveen Large Cap Core Fund (the “Acquiring Fund”), a series of the Company. The Target Fund and the Acquiring Fund are each referred to herein as a “Fund.”

The Reorganization contemplates the transfer of all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. As part of the Reorganization, the Target Fund will immediately thereafter distribute pro rata, by class, to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and the Target Fund promptly thereafter will be terminated under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of August 2, 2017, entered into by the Company, on behalf of the Funds, and for purposes of Section 9.1 thereof only, Nuveen Fund Advisors, LLC, the investment adviser to the Funds (the “Plan”).

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Company, on behalf of itself and the Funds, in letters dated October 13, 2017. We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations,

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Nuveen Large Cap Core Plus Fund

Nuveen Large Cap Core Fund

October 13, 2017

as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.      The transfer by the Target Fund of all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund, immediately followed by the pro rata, by class, distribution of all the Acquiring Fund Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the termination of the Target Fund promptly thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2.      No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. (Section 1032(a) of the Code).

3.      No gain or loss will be recognized by the Target Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares so received to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4.      No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquiring Fund Shares. (Section 354(a) of the Code).

5.      The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6.      The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.      The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

Nuveen Large Cap Core Plus Fund

Nuveen Large Cap Core Fund

October 13, 2017

8.      The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Company has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended. Each Fund is a separate series of the Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. Each Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the outstanding shares of the Target Fund are treated as equity for federal income tax purposes and all the Acquiring Fund Shares issued in the Reorganization will be treated as equity for federal income tax purposes.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire all the assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. Immediately thereafter, the Target Fund will distribute pro rata, by class, to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and promptly thereafter, the Target Fund will be terminated under applicable state law. The assets of the Target Fund to be acquired by the Acquiring Fund consist of all its assets, including without limitation all cash, securities, commodities, interests in futures, dividends or interest receivables owned by the Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the Closing. In the Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the Target Fund’s gross assets held immediately prior to the Reorganization.

Following the Reorganization, the Acquiring Fund will continue the Target Fund’s historic business in that it will have similar investment objectives, strategies, policies, risks and restrictions as the Target Fund. In addition, the Acquiring Fund will use a significant portion of the Target Fund’s historic business assets in its business. Prior to the Effective Time, the Target Fund will close out its short positions (the “Target Fund Rebalancing”), but at least thirty-four percent (34%) of the total fair market

Nuveen Large Cap Core Plus Fund

Nuveen Large Cap Core Fund

October 13, 2017

value of the Target Fund’s portfolio assets (i) will meet, as of the Effective Time, and (ii) met, as of immediately prior to the commencement of the Target Fund Rebalancing, the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund. The Target Fund did not alter, and will not alter, its portfolio in connection with the Reorganization to meet this thirty-four percent (34%) threshold. Neither Fund modified any of its investment objectives, strategies, policies, risks or restrictions in connection with the Reorganization and the Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks or restrictions after the Reorganization.

In approving the Reorganization, the Board of Trustees of the Company (the “Board”) determined that the Plan and the transactions contemplated thereunder are in the best interests of each Fund and that the interests of the shareholders of each Fund will not be diluted as a result of the Reorganization. In making such determination, the Board considered the operating efficiencies that may be achieved following the Reorganization.

CONCLUSION

Based on the foregoing, it is our opinion that the transfer of all the assets of the Target Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund followed by the complete liquidation of the Target Fund immediately thereafter and the termination of the Target Fund promptly thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss by the Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.    We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

Nuveen Large Cap Core Plus Fund

Nuveen Large Cap Core Fund

October 13, 2017

This opinion is furnished to each Fund solely for its benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of each Fund and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of either of the Funds. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-218837) containing the Proxy Statement/Prospectus dated August 2, 2017 relating to the Reorganization filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.